  Exhibit 5.1

March 8, 2019

SharpSpring, Inc.
5001 Celebration Pointe Avenue
Suite 410
Gainesville, FL

Re:
Registration Statement on Form S-3 (File No. 333-222850)

Ladies and Gentlemen:

We have acted as counsel for SharpSpring, Inc. (the “Company”) in connection with the issuance and sale of up to 885,500 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), at a public offering price of $13.00 per share, pursuant to the terms of that certain Underwriting Agreement (the “Agreement”) dated as of March 7, 2019 between the Company and Canaccord Genuity LLC, as representative of the several underwriters named therein.  In accordance with the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, the Company has prepared and filed with the Commission a Registration Statement on Form S-3 (File No. 333-222850) (the “Registration Statement”), including a base prospectus (the “Base Prospectus”), a preliminary prospectus supplement filed with the Commission on March 6, 2019 (together with the Base Prospectus, the “Preliminary Prospectus”) and a final prospectus supplement filed with the Commission on March 8, 2019 (together with the Base Prospectus, the “Final Prospectus”), relating to the Shares.

In our capacity as counsel to the Company in connection with the registration for sale of the Shares, we have examined:  (i) the Registration Statement, Base Prospectus, Preliminary Prospectus and Final Prospectus; (ii) the Company’s Certificate of Incorporation and Bylaws, each as amended to date; (iii) the Agreement; (iv) certain resolutions of the Company’s Board of Directors and the Pricing Committee thereof; (v) certain corporate documents and records, certificates of public officials and certificates of officers of the Company; and (vi) such other proceedings, documents and records as we have deemed necessary or advisable for purposes of this opinion.

In all such investigations and examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies.  We further assume that the appropriate action will be taken, prior to the offer and sale of the Shares, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized, and when issued and sold pursuant to the Agreement, will be validly issued, fully paid and non-assessable.

The foregoing opinions are limited to the General Corporation Law of the State of Delaware, as currently in effect, and no opinion is expressed with respect to such laws as subsequently amended, or any other laws, or any effect that such amended or other laws may have on the opinions expressed herein.  The foregoing opinions are limited to matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.  The foregoing opinions are given as of the date hereof, and we undertake no obligation to advise you of any changes in applicable laws after the date hereof or of any facts that might change the opinions expressed herein that we may become aware of after the date hereof.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Preliminary Prospectus and Final Prospectus.

Very truly yours,

 /s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.